ROEBLING FINANCIAL CORP, INC.
                              ROEBLING, NEW JERSEY

                              CERTIFIED RESOLUTIONS
                                       OF
                             THE BOARD OF DIRECTORS

         The undersigned does hereby certify that she is the duly elected Secretary of Roebling Financial Corp, Inc. (the "Corporation"), a New Jersey incorporated company and parent corporation to Roebling Bank; and that the following is a true and complete copy of the resolutions duly adopted by not less than a two-thirds vote of the Board of Directors of the Corporation at a meeting on the 21st day of March 2005, a quorum being present throughout; and that such resolutions are in full force and effect and have not been amended or rescinded:

         WHEREAS, pursuant to Article XIX of the Certificate of Incorporation, the bylaws may be amended by a two-thirds vote of the Board of Directors;

         WHEREAS, the Board of Directors has reviewed the proposed amendments with Special Counsel and finds such amendment to be in the best interest of the Corporation;

         NOW, THEREFORE, BE IT:

         RESOLVED, that Article III, Section 15 of the Bylaws be, and hereby is, amended to read as follows:

         Section 15. Residency Requirement. Each director of the Corporation must, at all times, reside within the State of New Jersey in a county where Roebling Bank maintains a branch office and must have resided in Burlington or Ocean county for at least one year prior to becoming director. The residency requirement of this Section 15 shall not apply to any director who was a member of the board of directors of the Corporation's predecessor federal MHC subsidiary holding company, Roebling Financial Corp, Inc., as of April 8, 2004.

         FURTHER RESOLVED, that Article III, Section 16 of the Bylaws be, and hereby is, amended to read as follows:

         Section 16. Minimum Interest Requirement. Each director of the Corporation must be a shareholder of the Corporation and beneficially own at least ten thousand (10,000) shares of the Corporation's Common Stock. Each director of the Corporation must have had a deposit or loan account relationship with the Corporation's principal subsidiary, Roebling Bank, for at least three
(3) years prior to becoming a director.

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         FURTHER  RESOLVED,  that the  Corporation  amends  its bylaws by adding
Article III, Section 19, to read as follows:

         Section 19. Conflict of Interest Qualification. No person may serve as a Director of the Corporation if he concurrently serves, or has served within one (1) year, as an officer, director, advisor or consultant, or in any similar capacity, to another financial institution (including its parent company and/or majority owned subsidiaries) which maintains an office in the State of New
Jersey. As used herein, the term "financial institution" shall mean any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, mortgage company or insurance company).

         FURTHER RESOLVED, that the foregoing amendments shall take effect as of April 1, 2005.

         FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed on behalf of the Corporation and in its name, to take all actions necessary for the purpose of adopting and implementing this amendment to the bylaws.

         IN WITNESS WHEREOF, I have hereunto set my hand as Secretary and have caused the corporate seal of the Bank to be affixed hereto, this the 21st day of March 2005.




                                       /s/Joan K. Geary
                                       -----------------------------------------
                                       Joan K. Geary
                                       Secretary

[Seal]